                          TAX INDEMNIFICATION AGREEMENT


         THIS TAX INDEMNIFICATION AGREEMENT ("Agreement") is made and dated as of July 22, 1997, by and among A. C. MOORE ARTS & CRAFTS, INC., a Pennsylvania corporation (the "Company") and the persons named as shareholders of A. C. MOORE INCORPORATED ("Subsidiary") listed in Appendix A hereto (individually the "Equityholder" and collectively the "Equityholders"), and Subsidiary.

                                   BACKGROUND:

         This Agreement is executed in connection with the conversion of Company and Subsidiary from corporations taxed as "S" corporations under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code") and under similar provisions of various state tax laws to corporations taxed under Subchapter C of the Code. The date that such conversion becomes effective is hereinafter referred to as the Conversion Date. For periods prior to the Conversion Date (the "Flow Through Period"), for Federal and certain state income tax purposes, each of Subsidiary and Company did not incur any income tax liability during the Flow Through Period, and the items of income, loss, deductions and credit were passed through and included in the determination of the taxable income of the Equityholders.

         Prior to the Conversion Date, the Equityholders contributed all of the capital stock of Subsidiary to Company and Subsidiary became a wholly-owned Subsidiary of Company. As of the Conversion Date, each of Subsidiary and Company will no longer be eligible to be taxed as tax flow through entities for Federal and certain state income tax purposes. The parties to this Agreement desire to set forth their agreement with respect to certain taxes, interest and penalties which may be imposed upon the Equityholders as a result of the conduct of the business of Company and Subsidiary during the Flow Through Period and to provide for the distribution of the taxable income of for the period beginning January 1, 1997 and ending on the last day of the Flow Through Period. NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions hereinafter contained, intending to be legally bound, the parties hereto agree as follows:

         1. Subject to and effective only if the Conversion Date occurs, Subsidiary and Company will distribute to the Equityholders an amount of cash equal to the respective Equityholders' pro rata share of the undistributed taxable income of Subsidiary and Company for the short tax year beginning January 1, 1997 and ending on the last day of the Flow Through Period (the "Short Period"), as determined under Section 1366 of the Code. The distributions for the Short Period shall be made as follows: Subsidiary and Company shall distribute to the Equityholders an amount, determined using the Effective Tax Rate (as defined below), on account of estimated taxes due with respect to the income of Subsidiary and Company during the Short Period, no later than the date upon which estimated tax payment must be made by the Equityholders of Subsidiary and Company, and the remainder of the distributions shall be made within three months after the Conversion Date. The Effective Tax Rate is the highest of the combined effective Federal and state personal income tax rates applicable to each Equityholder (respectively), taking into account any deductions or credits allowed by any Federal or state taxing jurisdictions for income taxes paid to any other jurisdiction. Notwithstanding the foregoing, no distribution shall be made to any Equityholder as a result of any gain realized or recognized, if any, by such Equityholder from the transfer to the Company of such Equityholder's shareholder interests in Subsidiary.

         2. Each of Subsidiary and Company, and any affiliate thereof agree to indemnify, defend and hold harmless the Equityholders from and against one hundred percent (100%) of any and all losses, liabilities, obligations, damages, impositions, assessments, fines, deficiencies, costs and expenses (including, but not limited to, legal and accounting fees and expenses) with respect to all increases in federal, state and local taxes of any kind whatsoever (including, without limitation, legal and accounting expenses, interest, penalties, and additions to taxes) ("Taxes") imposed upon such Equityholders as (a) a result of the conduct of the business of Subsidiary and Company during the Flow Through Period or (b) as a result of tax returns, schedules and reports prepared or filed by Subsidiary and Company and utilized by such Equityholders in their personal tax returns which cover a tax year which includes any portion of the Flow Through Period. Subsidiary and Company shall also pay to the respective Equityholders an additional amount such that the amount received by the Equityholders pursuant to this section, net of all Federal and state income taxes imposed upon all payments received by the Equityholders pursuant to this section, is equal to the Taxes imposed upon the Equityholders. For this purpose, it shall be assumed that all payments received by each Equityholder pursuant to this section are subject to Federal and state income tax at the Effective Tax Rate for such Equityholder at the time such payments are received, except to the extent that Subsidiary and Company and the Equityholders mutually determine that such payments are not subject to Federal and state income taxes. Any payment with respect to such indemnity shall be made upon written notice from each Equityholder to the Company and shall be made at least five (5) days prior to the due date specified in such written notice of any payment required to be made by the Equityholders in connection with such Taxes. Notwithstanding the foregoing, Subsidiary and

Company shall not indemnify the Equityholders from any federal, state or local taxes, if any, resulting directly or indirectly from their contribution to the Company of their equity interests in Subsidiary.

         3. The Company and Subsidiary may, at their own expense, upon written notice to the Equityholder, request that such Equityholder contest any adjustment proposed by a tax authority with respect to Taxes for the Flow Through Period. If the Company or Subsidiary shall request that any proposed adjustment be contested, then such Equityholder shall permit the Company, on behalf of the Equityholder, to contest the proposed adjustment (including pursuing all remaining administrative and judicial appeals), at the Company's sole expense and using counsel satisfactory to the Company. The Equityholder shall not make, accept or enter into a settlement or other compromise with respect to any Taxes indemnified hereunder, or forego or terminate any proceeding otherwise required hereunder without the written consent of the Company, which shall not be unreasonably withheld.

         4. The covenants and agreements of the parties set forth in this Agreement shall survive indefinitely.

         5. All notices, requests, demands and other communications which are required or which may be given under this Agreement shall be in writing.

         6. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

         7. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, other personal representatives, heirs, successors and assigns.

         8. No provision of this Agreement may be amended, supplemented or waived without the prior written consent of each of the parties hereto.

         9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to the principles of conflicts of law.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                                     A. C. MOORE ARTS & CRAFTS, INC.

                                     By: /s/ Leslie Gordon
                                        -------------------------------------
                                        Name:  Leslie Gordon
                                        Title: Chief Financial Officer


                                     A. C. MOORE INCORPORATED

                                     By: /s/ Leslie Gordon
                                        -------------------------------------
                                        Name:  Leslie Gordon
                                        Title: Chief Financial Officer

                                     /s/ John E. Parker
                                     ----------------------------------------
                                     John E. Parker

                                     /s/ William Kaplan
                                     ----------------------------------------
                                     William Kaplan